Diamond Sea Glaze Licensed by Smart Glass Company
            Research Frontiers to Manufacture and Sell
                     SPD-Smart Marine Products

Langley, British Columbia and Woodbury, New York -December 14, 2010. Diamond Sea-Glaze Manufacturing Ltd. (DSG) and Research Frontiers Inc. jointly announced to the yacht industry today that DSG has become licensed to make SPD-Smart marine windows and other products worldwide. When Research Frontiers' patented SPD-Smart light-control technology is used in yacht windows and other products, users can instantly and precisely control and "tune" the amount of light, glare and heat coming through their windows, while preserving their view.

The non-exclusive worldwide license provides for a 15% royalty to Research Frontiers on sales of licensed SPD-Smart products including windows, hatches, doors and partitions. The minimum annual royalties and other license terms were not disclosed.

"Diamond Sea Glaze's marine glazings are used throughout the world on boats ranging from government and commercial vessels, to pleasure boats and yachts," said Dave Bockhold, CEO of DSG. "Many of our customers are now asking for products that provide advanced lightcontrol,and we have been working with a major yacht manufacturer as our first launch customer for SPD-Smart windows. Our evaluation indicates that SPD-Smart technology can exceed the demanding needs of our customers due to its extraordinary ability to quickly adjust its tint to any desired level, including very dark states that can exceed 99.5% light-blockage. We anticipate that marketing activities with this new product will begin early in the second quarter of 2011 with integration into our launch customer's megayacht product line later in the year."

Joseph M. Harary, President and CEO of Research Frontiers Inc., noted:
"DSG is a world leader in the manufacturing of marine closures and glass products, and we are very pleased they now will offer the world's highest-performing dynamic glazing technology to their customers. SPD-Smart technology is very well-suited for the marine environment. A typical yacht can use as many as five different types of fixed-tint glass to achieve privacy in the staterooms, preserving views in the living and dining rooms, and heat blockage in the pilot rooms and other areas. Right now, naval architects and yacht designers must compromise performance in each area through use of conventional glass. However, with the introduction of SPD-SmartGlass technology,performance and aesthetics can be maximized."

SPD-Smart technology offers the widest dynamic range of light control. It also provides full-time protection from harmful UV radiation, as well as high levels of heat control. This protects artwork, furnishings and the interiors, passengers and crew of vessels. Also, because lighting conditions and reflected glare off of the water is constantly changing as boats move and change course, it is also important to have windows that can dynamically manage these changing conditions to maximize passenger comfort, control glare and preserve views. Only SPD-Smart technology can provide this "real-time" solution due to its ability to react instantly.

SPD-Smart light-control film technology transforms widely used products - windows, skylights, curtainwalls, partitions, sunroofs and more - into products that allow users to instantly and precisely control the light, glare and heat entering a building or vehicle. It is instantly tunable to an infinite number of light transmission states regardless of window size, and easily adapts to individual preferences using control devices ranging from basic dimmer switches and photosensors to those that are integrated into a building's or vehicle's intelligent control system.

These unequalled performance characteristics help optimize energy savings and human comfort. SPD-Smart technology offers many other desired benefits such as increased security, noise reduction, protection from harmful ultraviolet light and the potential for aesthetically distinctive designs. Additional information about SPD-Smart windows and other products can be found at www.SmartGlass.com.

About Diamond Sea-Glaze Manufacturing Ltd.

Diamond Sea-Glaze Manufacturing Ltd. (DSG), which is now part of the Advanced Marine Technologies Group of companies, has been a custom manufacturer of windows, doors, hatches and custom glass for over 30 years. The company's product innovations have focused on the marine and heavy equipment industries, with custom applications driven by customers' unique needs. Since its inception in the 1970's, DSG has been expanding its product range and manufacturing capacity to meet customer demands in multiple industries. Today, DSG's production facility totals 80,000ft2 of manufacturing space. Known in the industry for its commitment to product quality and customer service, DSG's products are sold in North America, South America, Asia, Europe and throughout the world. Additional information about Diamond Sea Glaze and its products and customers can be found at www.diamondseaglaze.com.

About Research Frontiers Inc.

Research Frontiers Inc. (Nasdaq: REFR) is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Having spent over $80 million to date to develop its technology, Research Frontiers currently holds approximately 500 patents and patent applications and has built an infrastructure of 38 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings,aircraft and boats. Further information about SPD-Smart technology, Research Frontiers and its licensees can be found at www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" and "SPD-SmartGlass" are trademarks of Research Frontiers Inc.

For further information, please contact:

David Bockhold, CEO
Diamond Sea Glaze
+1-604-607-0091
info@diamondseaglaze.com

Joseph M. Harary, President and CEO
Research Frontiers Inc.
+1-516-364-1902
info@SmartGlass.com